Exhibit 99.1

For Immediate Release	CONTACT:	Charles D. Christy
Chief Financial Officer
(810) 237-4200
Charlie.Christy@cbcf-net.com
	CONTACT:	Kathleen Miller
Investor Relations
(810) 257-2506
Kathleen.Miller@cbcf-net.com
	TRADED:	NASDAQ
	SYMBOL:	CBCF
April 21, 2005

CITIZENS BANKING CORPORATION
ANNOUNCES FIRST QUARTER 2005 RESULTS

FLINT, MICHIGAN -— Citizens Banking Corporation announced net income of $20.1 million for the three months ended March 31, 2005. This represents an increase of $2.7 million or 15.1% over the net income of $17.4 million in the first quarter of 2004 and a decrease of $0.2 million or 1.0% over the net income of $20.3 million for the fourth quarter of 2004. Diluted net income per share was $0.46, compared with $0.40 for the same quarter of last year and $0.46 for the fourth quarter of 2004. Annualized returns on average assets and average equity during the first quarter of 2005 were 1.05% and 12.54%, respectively, compared with 0.92% and 10.89% for the first quarter of 2004 and 1.05% and 12.43% for the fourth quarter of 2004.

“We are pleased with the earnings improvement that our continuing commitment to credit quality has enabled us to make over the first quarter of 2004,” stated William R. Hartman, chairman, president and CEO. “The combination of our disciplined, consultative sales process throughout our Corporation, the progress in reducing loans that don’t meet our risk profile, and the success of our Southeast Michigan initiative enabled us to show our second consecutive quarter of growth in the commercial loan portfolio on a basis consistent with our new standards of credit quality,” continued Hartman.

Key Highlights in the Quarter:

•	Commercial and commercial real estate loans grew by $50.8 million from December 31, 2004, primarily as a result of an increased focus on our sales management process. $18.0 million of the growth was attributable to our Oakland County initiative in Southeast Michigan and $32.8 million was largely a result of several new relationships in key Michigan and Wisconsin markets.

•	Net charge-offs declined to $4.2 million or 0.32% of average portfolio loans in the first quarter of 2005 compared with $4.6 million or 0.34% of average portfolio loans in the fourth quarter of 2004 and $6.8 million or 0.53% of average portfolio loans in the first quarter of 2004. The first quarter of 2005 provision for loan losses of $3.0 million was $1.6 million or 34.9% less than the fourth quarter of 2004 and $4.0 million or 57.1% less than the first quarter of 2004.

•	Nonperforming assets continued to decline to their lowest level in more than three years, decreasing $7.1 million or 13.9% to $43.8 million at March 31, 2005 compared with December 31, 2004 and decreasing $18.6 million or 29.9% compared with March 31, 2004.

Balance Sheet

Citizens’ total assets at March 31, 2005 were $7.8 billion, an increase of $84.3 million or 1.1% compared with March 31, 2004 and an increase of $70.7 million or 0.9% from December 31, 2004. These increases were due to growth in total portfolio loans which were partially offset by declines in the investment portfolio. Portfolio loans increased $225.9 million or 4.3% compared with March 31, 2004 and $36.5 million or 0.7% compared with December 31, 2004 as both consumer and commercial loans increased from the end of the first quarter of 2004 despite the $78.5 million reduction at the date of the Illinois Bank sale.

Consumer loans, excluding mortgage loans, increased $165.6 million or 9.1% at March 31, 2005 compared with March 31, 2004 due to a well executed sales process and a number of successful sales campaigns. Total consumer loans, excluding mortgage loans, remained essentially unchanged from December 31, 2004 due to increased competition in home equity rates within our markets and seasonality in the indirect portfolio. Since March 31, 2004, direct consumer loans increased $89.0 million or 8.2% and indirect loans increased $76.6 million or 10.3% due to growth in the recreational vehicle and marine segments from continued emphasis on service and maintaining strong relationships with existing dealers.

Portfolio mortgage loans were $496.0 million at March 31, 2005, an increase of $16.4 million or 3.4% compared with March 31, 2004 and a decrease of $12.3 million or 2.4% from December 31, 2004. The increase in the mortgage portfolio from the end of the first quarter of 2004 occurred due to slower refinance activity. Citizens continues to sell most new fixed rate production into the secondary market and to hold most new ARM volume. Closed mortgage loan volume declined to $108.5 million in the first quarter of 2005 compared with $132.9 million in the fourth quarter of 2004. The decrease in the mortgage portfolio from the end of the fourth quarter of 2004 was due to seasonally reduced activity in construction financing.

Commercial and commercial real estate loans increased $43.9 million or 1.5% at March 31, 2005 compared with March 31, 2004 and increased $50.8 million or 1.8% from December 31, 2004. The increases were a result of continued strong growth in the Southeast Michigan market, increased focus on the sales management process and several new relationships in key Michigan and Wisconsin markets, which were partially offset by a continued reduction of exposure on credits not meeting Citizens’ risk parameters.

Total deposits were $5.3 billion at March 31, 2005, a decrease of $171.4 million or 3.1% compared with March 31, 2004 and essentially unchanged from December 31, 2004. After considering the $155.3 million reduction in deposits as a result of the Illinois Bank sale, the decline in deposits since the first quarter of 2004 occurred largely within time deposits, reflecting Citizens’ less aggressive pricing posture during the low interest rate environment. Additionally, Citizens experienced a shift of customer deposits from interest-bearing demand and time deposits to promotional rate savings products throughout the year. Core deposits, which exclude time deposits, totaled $3.6 billion at March 31, 2005, essentially unchanged from March 31, 2004 and representing a decrease of $110.8 million or 3.0% from December 31, 2004. The decrease in core deposits from the end of the fourth quarter of 2004 is largely the result of a decline in interest-bearing checking and promotional savings products as the higher rate environment is prompting clients to migrate their funds into time deposits with higher yields and to promotional rate products within the market. Time deposits totaled $1.7 billion at March 31, 2005, a decrease of $190.1 million or 10.0% compared with March 31, 2004 and an increase of $100.6 million or 6.2% from December 31, 2004.

Credit Quality

Nonperforming assets totaled $43.8 million at March 31, 2005, a decrease of $18.6 million or 29.9% compared with March 31, 2004 and a decrease of $7.1 million or 13.9% compared with December 31, 2004. Nonperforming assets at March 31, 2005 represented 0.80% of total loans plus other repossessed assets acquired compared with 1.20% at March 31, 2004 and 0.94% at December 31, 2004. Loans added to the commercial nonperforming loan category decreased to $11.2 million in the first quarter of 2005 compared with $11.7 million in the first quarter of 2004 and $18.4 million in the fourth quarter of 2004 while loans removed from that category totaled $15.4 million for the first quarter of 2005 compared with $25.1 million in the first quarter of 2004 and $18.9 million in the fourth quarter of 2004.

Net charge-offs decreased to $4.2 million or 0.32% of average portfolio loans in the first quarter of 2005 compared with $6.8 million or 0.53% of average portfolio loans in the first quarter of 2004 and $4.6 million or 0.34% of average portfolio loans in the fourth quarter of 2004. The 8.0% decrease in net charge-offs from the fourth quarter of 2004 was due to an overall reduction in the level of commercial loan portfolio charge-offs reflecting a continued improvement in the overall risk of the portfolio. The allowance for loan losses totaled $120.9 million or 2.23% of portfolio loans at March 31, 2005, a decrease of $2.8 million and $1.2 million from March 31, 2004 and December 31, 2004, respectively.

The provision for loan losses decreased to $3.0 million in the first quarter of 2005 compared with $7.0 million in the first quarter of 2004 and $4.6 million in the fourth quarter of 2004. The reduction in the provision for loan losses reflects a decrease in the level of net charge-offs as well as a reduction in the level of specific reserves.

Based on current business trends and continued improvement in nonperforming loans and the overall risk in the loan portfolio, Citizens anticipates net charge-offs and provision expense in the second quarter will be consistent with the first quarter of 2005.

Net Interest Margin and Net Interest Income

Net interest margin decreased to 3.96% in the first quarter of 2005 compared with 4.01% in the first quarter of 2004 and 3.97% in the fourth quarter of 2004. The decrease in net interest margin compared with the first quarter of 2004 resulted from an increase in the cost of funds that outpaced the increase in the earning asset yield. The earning asset yield was slowed by residential mortgage loan yield and commercial loan pricing spread declines as Citizens continued to underwrite higher quality commercial loans with normal spreads replacing lower quality commercial loans with higher spreads. The decrease in net interest margin compared with the fourth quarter of 2004 was due to growth in higher yielding deposit products and pricing compression in commercial loans.

Net interest income was $68.2 million in the first quarter of 2005 compared with $68.3 million in the first quarter of 2004 and $68.5 million in the fourth quarter of 2004. The decrease in net interest income compared with the first quarter of 2004 was driven by a lower net interest margin, which was partially offset by growth in average earning assets. The decrease compared with the previous quarter resulted from a lower net interest margin, which was partially offset by an increase in average earning assets of $75.4 million caused by the growth in the commercial and commercial real estate loan portfolios.

In the second quarter of 2005 Citizens anticipates net interest income will be consistent with or slightly higher than the first quarter of 2005 as a result of more days in the quarter and continued loan growth, partially offset by anticipated margin compression.

Noninterest Income

Noninterest income for the first quarter of 2005 remained essentially unchanged from the first quarter of 2004 at $22.5 million. Increases in deposit service charges, trust fees, and mortgage fees were offset by decreases in brokerage and investment fees and other income. Compared with the fourth quarter of 2004, noninterest income decreased $1.2 million or 5.0% as a result of declines in deposit service charges, trust fees, mortgage and other loan income, and brokerage and investment fees.

Deposit service charges for the first quarter of 2005 increased $0.2 million or 3.1% to $8.3 million compared with the first quarter of 2004. The increase was the result of initiatives implemented over the last seven quarters which improved fee waiver management and slight increases in certain fees. Deposit service charges decreased $0.5 million or 6.0% in the first quarter of 2005 compared with the fourth quarter of 2004. This decrease was due to the rising rate environment, which resulted in higher customer earnings credits against commercial deposit service charges based on commercial deposit balances, and lower overdraft fees as a result of fewer processing days in the first quarter of 2005.

Trust fees increased $0.1 million or 2.4% to $4.4 million in the first quarter of 2005 compared with the first quarter of 2004 due to Citizens’ sales management processes implemented during the first quarter of 2004 that focused on relationship management and new business development strategies. Trust fees decreased by $0.4 million or 8.0% from the fourth quarter of 2004 due to seasonal differences in the timing of fees. Total trust assets under administration decreased $268.3 million to $2.6 billion at March 31, 2005 compared with March 31, 2004 and decreased $75.1 million compared with December 31, 2004. The decline in trust assets from March 31, 2004 was due to the reduction of a large institutional relationship in the second and fourth quarters of 2004 and the exit of custody assets related to three relationships in the second quarter of 2004 and the first quarter of 2005. The decline in trust assets from December 31, 2004 was due to weaker financial markets and two of the aforementioned custody relationship exits.

Mortgage and other loan income increased $0.1 million or 4.6% to $2.4 million in the first quarter of 2005 compared with the first quarter of 2004, reflecting an improvement in the execution of the secondary market sales. Mortgage and other loan income decreased by $0.2 million or 7.9% compared with the fourth quarter of 2004 due to a decline in commercial letter of credit fees. The decline was the result of a change in Citizens’ accounting policy, which now defers these fees over the life of the underlying loans.

Brokerage and investment fees decreased $0.2 million or 10.3% to $1.6 million in the first quarter of 2005 compared with the first quarter of 2004 and decreased by $0.1 million or 7.8% compared with the fourth quarter of 2004. These declines were due to lower annuity sales.

Other noninterest income decreased $0.4 million or 7.2% to $5.0 million for the first quarter of 2005 compared with the first quarter of 2004 due to gains recognized upon the sale of former branch and other bank premises in the first quarter of 2004. Other noninterest income increased $0.1 million or 2.3% compared with the fourth quarter of 2004 due to a performance-related penalty received from a third party vendor, a preference payment on Citizens’ membership interest in the PULSE ATM network and a bank-owned life insurance policy payout in the first quarter of 2005 which were partially offset by reduced gains on the sale of bank-owned equipment.

Citizens anticipates total noninterest income in the second quarter will be consistent with or slightly lower than the first quarter of 2005 due to lower mortgage activity and anticipated seasonal improvement in service charges.

Noninterest Expense

Noninterest expense was essentially unchanged at $60.6 million in the first quarter of 2005 compared with $60.5 million in the first quarter of 2004 and was down $0.5 million or 0.8% from the fourth quarter of 2004. The variance from the fourth quarter of 2004 is a result of decreases in equipment, advertising, other loan fees, and other expenses, which were partially offset by increases in salaries and employee benefits, occupancy, and professional services.

Salaries and employee benefits increased $1.4 million or 4.4% to $33.4 million in the first quarter of 2005 compared with the first quarter of 2004 and increased $2.0 million or 6.5% compared with the fourth quarter of 2004. Despite recognizing $0.9 million in severance, salary costs continued to decline in the first quarter of 2005 as a result of reduced headcount. However, incentive expense increased during the current quarter due to the realignment of incentive compensation programs. Employee benefits increased due to higher retirement benefit costs and payroll taxes. Citizens had 2,175 full time equivalent employees at March 31, 2005, down from 2,302 at March 31, 2004 and 2,215 at December 31, 2004.

Occupancy costs increased $0.2 million or 4.1% to $5.6 million in the first quarter of 2005 compared with the first quarter of 2004 and increased $0.5 million or 9.5% compared with the fourth quarter of 2004. These increases were largely due to building rent and other expenses related to the opening of new branches and regional hubs in Southeast Michigan throughout 2004.

Professional services expense increased $0.3 million or 6.9% to $4.2 million in the first quarter of 2005 compared with the first quarter of 2004 and increased $0.3 million or 7.4% compared with the fourth quarter of 2004. The increases were a result of expenses related to work performed in 2005 to complete the evaluation, documentation, and testing of internal controls and issuance of the related reports to comply with Sarbanes-Oxley Section 404.

Equipment related costs decreased $0.3 million or 9.4% to $3.3 million for the first quarter of 2005 compared with the first quarter of 2004 and decreased $0.3 million or 7.6% compared with the fourth quarter of 2004. These decreases were the result of lower equipment depreciation expense associated with the first quarter of 2004 change in Citizens’ capitalization policy, along with reductions in software maintenance costs and spending on non-capital equipment.

Data processing services decreased $0.3 million or 7.6% to $3.4 million for the first quarter of 2005 compared with the first quarter of 2004 due to contract savings negotiated in the third quarter of 2004 with Citizens’ core processing provider. Data processing services increased $0.3 million or 9.6% compared with the fourth quarter of 2004 due to a price increase and additional processing costs related to year-end reporting.

Advertising and public relations expense decreased $0.4 million or 18.6% to $1.7 million in the first quarter of 2005 compared with the first quarter of 2004, and decreased $1.2 million or 39.9% compared with the fourth quarter of 2004. These decreases were largely due to advertising and marketing expenses incurred during the first quarter of 2004 to support Citizens’ Southeast Michigan initiative and the Michigan re-branding project during the fourth quarter of 2004.

Other loan fee expense decreased $0.8 million or 66.8% to $0.4 million for the first quarter of 2005 compared with the first quarter of 2004 and decreased $0.5 million or 55.3% compared with the fourth quarter of 2004. These decreases were largely the result of lower provisioning to fund the reserve for unused commitments due to improved credit quality and higher line utilization in the first quarter of 2005 as well as lower loan processing costs.

Other noninterest expenses were essentially unchanged at $8.7 million for the first quarter of 2005 compared with $8.8 million in the first quarter of 2004 and decreased $1.7 million or 16.5% compared with the fourth quarter of 2004. The decrease was the result of losses from litigation settlements that were recognized in the fourth quarter of 2004, seasonally reduced spending for training and travel, and supplies.

Citizens anticipates that noninterest expenses for the second quarter will be lower than the first quarter of 2005 due to anticipated reductions in benefits, incentives, and other expenses.

Other News

Michigan-Wisconsin Branding Update

As previously announced, Citizens is planning to re-brand its F&M Bank-Wisconsin locations as Citizens Bank on April 25, 2005. The re-branding will include new Citizens Bank signage at all of the company’s Wisconsin locations and the replacement of the F&M Bank trade name and brand image with the Citizens Bank trade name and brand image on all materials and products. This change is intended to bring all of our 171 banking offices in Wisconsin and Michigan under a fresh, new image consistent with the “Let’s Make It Happen” culture we are developing.

START Education Loan Program

Citizens introduced the START Education Loan Program in March 2005. START Education loans are available to finance undergraduate, graduate, continuing education and K-12 studies. Benefits of the START Education Loan Program include competitive interest rates and a quick application and funding process.

Dominion Bond Issues Debt Rating

Dominion Bond Rating Service (DBRS) has initiated coverage on Citizens Banking Corporation and has assigned issuer and senior debt ratings of BBB (high), subordinated debt rating of BBB and short-term instrument rating of R-2 (high). A deposit and senior debt rating of A (low) and a short-term instrument rating of R-1 (low) have been assigned to Citizens Bank and F&M Bank — Iowa. Trends on all ratings are stable.

This rating relates to the company’s debt obligations, and is not a rating of the company’s common stock. Investors should not construe this rating as an indicator of the future performance of the company’s common stock.

Stock Repurchase Program

During the first quarter of 2005, Citizens repurchased a total of 86,000 shares of its stock at an average price of $30.44. As of March 31, 2005, 2,764,200 shares remain to be purchased under the program approved by the company’s Board of Directors on October 16, 2003.

Dividend Announcement

The Board of Directors of Citizens Banking Corporation declared a cash dividend of $0.285 per share of common stock. The dividend is payable on May 12, 2005, to shareholders of record on May 2, 2005.

Annual Meeting

Citizens Banking Corporation’s annual meeting of shareholders will be held on Tuesday, May 17, 2005, at 10:00 a.m. EDT at the Holiday Inn Gateway Centre, Flint, Michigan.

Investor Conference Call

William R. Hartman, chairman, president and CEO, Charles D. Christy, CFO, John D. Schwab, chief credit officer, and Martin E. Grunst, treasurer will review the quarter’s results in a conference call for investors and analysts beginning at 10:00am EDT on Friday, April 22, 2005.

A live audio web cast is available at http://www.vcall.com/CEPage.asp?ID=91356 To participate in the conference call, please call the number below approximately 10 minutes prior to the scheduled conference time: US/Canada Dial-In Number: (877) 407-8031 International Dial-In Number: (201) 689-8031 Conference ID: 00146639 Conference Name: “Citizens Banking Corporation First Quarter Earnings Conference Call” R.S.V.P. is not required.

A playback of the conference call will be available after 12:00pm EDT through May 6, 2005, by dialing US/Canada Dial-In Number: (877) 660-6853 or International Dial-In Number: (201) 612-7415, Account Number 286, Conference ID: 146639. Also, a playback of the call can be accessed via Citizens’ web site, through the Investor Relations section at www.citizensonline.com

Corporate Profile

Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 182 branch, private banking, and financial center locations and 187 ATMs throughout Michigan, Wisconsin, and Iowa.

Safe Harbor Statement

Discussions in this release that are not statements of historical fact (including statements that include terms such as “will” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” and “plan”) are forward-looking statements that involve risks and uncertainties, and Citizens’ actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, without limitation, adverse changes in Citizens’ loan and lease portfolios and the resulting credit risk-related losses and expenses (including losses due to fraud and economic factors), Citizens’ future lending and collections experience and the potential inadequacy of Citizens’ loan loss reserves, interest rate fluctuations and the effects on net interest income of changes in Citizens’ interest rate risk position, the potential inability to hedge certain risks economically, other adverse changes in economic or financial market conditions, the effects of terrorist attacks and potential attacks, Citizens’ potential inability to continue to attract core deposits, Citizens’ potential inability to continue to obtain third party financing on favorable terms, adverse changes in competition and pricing environments, Citizens’ potential failure to maintain or improve loan quality levels and origination volume, unanticipated expenses and payments relating to litigation brought against Citizens from time to time, unanticipated technological changes that require major capital expenditures, adverse changes in applicable laws and regulatory requirements, the potential lack of market acceptance of Citizens’ products and services, adverse changes in Citizens’ relationship with major customers, changes in accounting rules that negatively impact results of operations or capital, the potential inadequacy of Citizens’ business continuity plans, the potential failure of Citizens’ external vendors to fulfill their contractual obligations to Citizens, Citizens’ potential inability to integrate acquired operations or complete its restructuring, unanticipated environmental liabilities or costs, impairment of the ability of the banking subsidiaries to pay dividends to the holding company parent, Citizens’ success in managing the risks involved in the foregoing, and other risks and uncertainties detailed from time to time in its filings with the Securities and Exchange Commission. Other factors not currently anticipated by management may also materially and adversely affect Citizens’ results of operations. There can be no assurance that the future results will meet expectations. While Citizens believes that its forward-looking statements are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.

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(Financial highlights follow)

Visit our Web site at http://www.CitizensOnline.com

Consolidated Balance Sheets (Unaudited)
Citizens Banking Corporation and Subsidiaries

	March 31,	December 31,	March 31,
(in thousands)	2005	2004	2004

Assets
Cash and due from banks	$145,707	$153,474	$156,220
Interest-bearing deposits with banks	1,596	1,769	1,253
Investment Securities
Available-for-sale:
U.S. Treasury and federal agency securities	1,377,766	1,348,199	1,500,376
State and municipal securities	386,515	395,878	432,869
Other securities	68,983	70,447	76,065
Held-to-maturity:
State and municipal securities (fair value of $58,622, $54,749 and $30,172, respectively)	58,942	54,035	30,104

Total investment securities	1,892,206	1,868,559	2,039,414
Mortgage loans held for sale	34,627	28,038	33,155
Loans:
Commercial	1,626,541	1,633,698	1,615,758
Commercial real estate	1,313,825	1,255,913	1,280,672
Residential mortgage loans	495,953	508,234	479,563
Direct consumer	1,173,234	1,169,618	1,084,277
Indirect consumer	820,289	825,902	743,691

Total loans	5,429,842	5,393,365	5,203,961
Less: Allowance for loan losses	(120,945)	(122,184)	(123,703)

Net loans	5,308,897	5,271,181	5,080,258
Premises and equipment	121,107	117,944	116,531
Goodwill	54,527	54,527	54,785
Other intangible assets	13,307	14,033	16,207
Bank owned life insurance	83,072	82,613	80,896
Other assets	121,690	113,895	113,702

Total assets	$7,776,736	$7,706,033	$7,692,421

Liabilities
Noninterest-bearing deposits	$891,849	$898,820	$891,342
Interest-bearing demand deposits	1,106,744	1,150,332	1,332,396
Savings deposits	1,578,058	1,638,295	1,334,244
Time deposits	1,712,883	1,612,313	1,902,950

Total deposits	5,289,534	5,299,760	5,460,932
Federal funds purchased and securities sold under agreements to repurchase	853,926	671,660	542,206
Other short-term borrowings	6,157	53,114	17,169
Other liabilities	79,656	77,276	76,843
Long-term debt	901,875	949,921	941,089

Total liabilities	7,131,148	7,051,731	7,038,239
Shareholders’ Equity
Preferred stock — no par value	—	—	—
Common stock — no par value	94,966	97,180	100,982
Retained earnings	546,882	539,128	517,143
Accumulated other comprehensive income	3,740	17,994	36,057

Total shareholders’ equity	645,588	654,302	654,182

Total liabilities and shareholders’ equity	$7,776,736	$7,706,033	$7,692,421

Consolidated Statements of Income (Unaudited)
Citizens Banking Corporation and Subsidiaries

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2005	2004

Interest Income
Interest and fees on loans	$79,272	$73,706
Interest and dividends on investment securities:
Taxable	14,688	15,442
Tax-exempt	5,197	5,244
Money market investments	9	2

Total interest income	99,166	94,394

Interest Expense
Deposits	18,071	16,451
Short-term borrowings	4,441	1,272
Long-term debt	8,421	8,343

Total interest expense	30,933	26,066

Net Interest Income	68,233	68,328
Provision for loan losses	3,000	7,000

Net interest income after provision for loan losses	65,233	61,328

Noninterest Income
Service charges on deposit accounts	8,287	8,042
Trust fees	4,412	4,310
Mortgage and other loan income	2,360	2,256
Brokerage and investment fees	1,599	1,782
Bankcard fees	840	783
Other	4,957	5,339

Total fees and other income	22,455	22,512
Investment securities gains	6	—

Total noninterest income	22,461	22,512
Noninterest Expense
Salaries and employee benefits	33,351	31,939
Occupancy	5,560	5,342
Professional services	4,199	3,928
Equipment	3,301	3,642
Data processing services	3,369	3,646
Advertising and public relations	1,746	2,145
Postage and delivery	1,590	1,556
Telephone	1,441	1,534
Other loan fees	375	1,129
Stationery and supplies	919	842
Intangible asset amortization	725	725
Other	4,025	4,106

Total noninterest expense	60,601	60,534

Income Before Income Taxes	27,093	23,306
Income tax provision	7,013	5,863

Net Income	$20,080	$17,443

Net Income Per Share:
Basic	$0.46	$0.40
Diluted	0.46	0.40
Cash Dividends Declared Per Share	0.285	0.285

Average Shares Outstanding:
Basic	43,224	43,315
Diluted	43,646	43,860

Selected Quarterly Information
Citizens Banking Corporation and Subsidiaries

	1st Qtr 2005	4th Qtr 2004	3rd Qtr 2004	2nd Qtr 2004	1st Qtr 2004

Summary of Operations (thousands)
Interest income	$99,166	$97,170	$96,029	$95,375	$94,394
Interest expense	30,933	28,690	26,728	26,157	26,066
Net interest income	68,233	68,480	69,301	69,218	68,328
Provision for loan losses	3,000	4,609	4,985	4,500	7,000
Net interest income after provision for loan losses	65,233	63,871	64,316	64,718	61,328
Total fees and other income	22,455	23,644	34,548	24,856	22,512
Investment securities gains (losses)	6	10	534	(2,053)	—
Noninterest expense	60,601	61,117	78,973	62,143	60,534
Income tax provision	7,013	6,122	779	6,656	5,863
Net income	20,080	20,286	19,646	18,722	17,443
Taxable equivalent adjustment	3,353	3,324	3,350	3,356	3,362

At Period End (millions)
Total assets	$7,777	$7,706	$7,659	$7,748	$7,692
Total earning assets	7,358	7,292	7,233	7,305	7,279
Total loans including held for sale	5,464	5,421	5,319	5,327	5,237
Total deposits	5,290	5,300	5,267	5,361	5,461
Total shareholders’ equity	646	654	650	628	654

Average Balances (millions)
Total assets	$7,728	$7,661	$7,669	$7,769	$7,640
Total earning assets	7,302	7,238	7,235	7,338	7,228
Total loans including held for sale	5,424	5,337	5,289	5,312	5,229
Total deposits	5,349	5,258	5,336	5,435	5,474
Total shareholders’ equity	649	649	637	628	644
Shareholders’ equity / assets	8.40%	8.48%	8.31%	8.08%	8.43%

Credit Quality Statistics (thousands)
Nonaccrual loans	$36,593	$42,819	$41,706	$48,191	$54,565
Loans 90 or more days past due and still accruing	11	40	324	298	201
Restructured loans	42	42	52	52	52

Total nonperforming loans	36,646	42,901	42,082	48,541	54,818
Other repossessed assets acquired (ORAA)	7,118	7,946	10,303	9,673	7,592

Total nonperforming assets	$43,764	$50,847	$52,385	$58,214	$62,410

Allowance for loan losses	$120,945	$122,184	$122,184	$123,805	$123,703
Allowance for loan losses as a percent of portfolio loans	2.23%	2.27%	2.30%	2.34%	2.38%
Allowance for loan losses as a percent of nonperforming assets	276.36	240.30	233.24	212.67	198.21
Allowance for loan losses as a percent of nonperforming loans	330.04	284.80	290.35	255.05	225.66
Nonperforming assets as a percent of portfolio loans plus ORAA	0.80	0.94	0.99	1.10	1.20
Nonperforming assets as a percent of total assets	0.56	0.66	0.68	0.75	0.81
Net loans charged off as a percent of average portfolio loans (annualized)	0.32	0.34	0.38	0.34	0.53
Net loans charged off (000)	$4,239	$4,609	$4,984	$4,398	$6,842

Per Common Share Data
Net Income:
Basic	$0.46	$0.47	$0.46	$0.43	$0.40
Diluted	0.46	0.46	0.45	0.43	0.40
Dividends	0.285	0.285	0.285	0.285	0.285
Market Value:
High	$34.81	$35.43	$33.36	$33.99	$34.00
Low	29.02	32.01	29.42	28.31	31.55
Close	29.36	34.35	32.57	31.05	32.63
Book value	14.95	15.13	15.03	14.51	15.09
Shares outstanding, end of period (000)	43,173	43,240	43,234	43,263	43,343

Performance Ratios (annualized)
Net interest margin (FTE) (1)	3.96%	3.97%	4.02%	3.98%	4.01%
Return on average assets	1.05	1.05	1.02	0.97	0.92
Return on average shareholders’ equity	12.54	12.43	12.27	12.00	10.89
Efficiency ratio (2)	64.44	64.21	63.86	63.78	64.26

(1)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(2)	Efficiency Ratio = Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income). It measures how efficiently a bank spends its revenues. The fourth quarter 2004 excludes a special charge recovery of $0.2 million and the third quarter 2004 excludes the gain on the sale of the Illinois Bank subsidiary of $11.7 million and a prepayment penalty on FHLB advances of $18.0 million.

The efficiency ratio for the fourth and third quarters of 2004 would equal 64.03% and 73.67%, respectively, if these items were included in the calculation.

Financial Summary and Comparison
Citizens Banking Corporation and Subsidiaries

	For the three months ended
	March 31,
	2005	2004	% Change

Summary of Operations (thousands)
Interest income	$99,166	$94,394	5.1%
Interest expense	30,933	26,066	18.7
Net interest income	68,233	68,328	(0.1)
Provision for loan losses	3,000	7,000	(57.1)
Net interest income after provision for loan losses	65,233	61,328	6.4
Total fees and other income	22,455	22,512	(0.3)
Investment securities gains (losses)	6	—	N/M
Noninterest expense	60,601	60,534	0.1
Income tax provision	7,013	5,863	19.6
Net income	20,080	17,443	15.1

At Period End (millions)
Total assets	$7,777	$7,692	1.1%
Total earning assets	7,358	7,279	1.1
Total loans including held for sale	5,464	5,237	4.3
Total deposits	5,290	5,461	(3.1)
Total shareholders’ equity	646	654	(1.3)

Average Balances (millions)
Total assets	$7,728	$7,640	1.2%
Total earning assets	7,302	7,228	1.0
Total loans including held for sale	5,424	5,229	3.7
Total deposits	5,349	5,474	(2.3)
Total shareholders’ equity	649	644	0.8
Shareholders’ equity / assets	8.40%	8.43%	(0.3)

Per Common Share Data
Net Income:
Basic	$0.46	$0.40	15.0%
Diluted	0.46	0.40	15.0
Dividends	0.285	0.285	0.0

Market Value:
High	$34.81	$34.00	2.4
Low	29.02	31.55	(8.0)
Close	29.36	32.63	(10.0)
Book value	14.95	15.09	(0.9)
Tangible book value	13.38	13.46	(0.6)
Shares outstanding, end of period (000)	43,173	43,343	(0.4)

Performance Ratios (annualized)
Net interest margin (FTE) (1)	3.96%	4.01%	(1.2)%
Return on average assets	1.05	0.92	14.1
Return on average shareholders’ equity	12.54	10.89	15.2
Net loans charged off as a percent of average portfolio loans	0.32	0.53	(39.6)

(1)	Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $3.4 million and $3.4 million for the three months ended March 31, 2005 and 2004, respectively, based on a tax rate of 35%.

N/M - not meaningful

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Banking Corporation and Subsidiaries

	Quarter Ended
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(in thousands)	2005	2004	2004	2004	2004

NONINTEREST INCOME:
Service charges on deposit accounts	$8,287	$8,814	$9,196	$9,069	$8,042
Trust fees	4,412	4,794	4,222	4,528	4,310
Mortgage and other loan income	2,360	2,562	1,750	3,047	2,256
Brokerage and investment fees	1,599	1,733	1,719	2,651	1,782
Bankcard fees	840	897	853	911	783
Gain on sale of Illinois bank subsidiary	—	—	11,650	—	—
Other income	4,957	4,844	5,158	4,650	5,339

Total fees and other income	22,455	23,644	34,548	24,856	22,512
Investment securities gains (losses)	6	10	534	(2,053)	—

TOTAL NONINTEREST INCOME	$22,461	$23,654	$35,082	$22,803	$22,512

NONINTEREST EXPENSE:
Salaries and employee benefits	$33,351	$31,320	$32,649	$33,185	$31,939
Occupancy	5,560	5,077	4,859	4,922	5,342
Professional services	4,199	3,911	4,131	4,281	3,928
Equipment	3,301	3,575	3,486	3,668	3,642
Data processing services	3,369	3,074	3,192	3,440	3,646
Advertising and public relations	1,746	2,907	2,090	2,038	2,145
Postage and delivery	1,590	1,600	1,516	1,862	1,556
Telephone	1,441	1,502	1,543	1,451	1,534
Other loan fees	375	840	384	1,631	1,129
Stationery and supplies	919	1,046	947	916	842
Intangible asset amortization	725	725	725	724	725
Prepayment penalty on FHLB advances	—	—	17,959	—	—
Other expense	4,025	5,540	5,492	4,025	4,106

TOTAL NONINTEREST EXPENSE	$60,601	$61,117	$78,973	$62,143	$60,534

Average Balances, Yields and Rates

	Three Months Ended
	March 31, 2005		December 31, 2004		March 31, 2004
	Average	Average	Average	Average	Average	Average
(in thousands)	Balance	Rate (1)	Balance	Rate (1)	Balance (2)	Rate (1)(2)

Earning Assets
Money market investments	$1,799	2.01%	$1,904	0.85%	$1,977	0.48%
Investment securities (3):
Taxable	1,435,683	4.09	1,446,836	4.07	1,528,829	4.04
Tax-exempt	420,931	7.60	421,523	7.52	421,589	7.65
Mortgage loans held for sale	25,169	6.83	20,910	6.62	32,001	4.73
Loans (4):
Commercial	1,615,304	5.62	1,598,030	5.42	1,620,679	4.94
Commercial real estate	1,291,629	6.08	1,229,568	5.96	1,299,904	5.97
Residential mortgage loans	504,097	5.41	503,139	5.55	496,336	5.81
Direct consumer	1,167,894	6.03	1,151,932	5.68	1,040,542	5.70
Indirect consumer	820,291	6.66	833,599	6.63	739,210	6.89

Total portfolio loans	5,399,215	5.96	5,316,268	5.80	5,196,671	5.71

Total earning assets	7,282,797	5.68	7,207,441	5.56	7,181,067	5.47

Nonearning Assets
Cash and due from banks	158,195		162,170		160,763
Bank premises and equipment	120,902		118,217		114,145
Investment security fair value adjustment	18,974		30,414		47,041
Other nonearning assets	268,861		266,123		262,892
Allowance for loan losses	(121,267)		(122,934)		(125,637)

Total assets	$7,728,462		$7,661,431		7,640,271

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$1,153,239	0.70	$1,183,322	0.77	$1,358,556	0.73
Savings deposits	1,626,232	1.27	1,534,662	1.03	1,288,269	0.52
Time deposits	1,662,673	2.68	1,608,388	2.52	1,955,036	2.53
Short-term borrowings	717,971	2.51	729,610	2.08	508,252	1.01
Long-term debt	927,497	3.67	946,588	3.54	938,677	3.57

Total interest-bearing liabilities	6,087,612	2.06	6,002,570	1.90	6,048,790	1.73

Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	906,615		931,622		872,205
Other liabilities	84,766		77,766		75,111
Shareholders’ equity	649,469		649,473		644,165

Total liabilities and shareholders’ equity	$7,728,462		$7,661,431		$7,640,271

Interest Spread		3.62%		3.66%		3.74%
Contribution of noninterest bearing sources of funds		0.34		0.31		0.27

Net Interest Income as a Percent of Earning Assets		3.96%		3.97%		4.01%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2)	Certain amounts have been reclassified to conform with current year presentation.

(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4)	Nonaccrual loans are included in average balances.

Nonperforming Assets
Citizens Banking Corporation and Subsidiaries

	Quarter Ended
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(in thousands)	2005	2004	2004	2004	2004

Commercial(1)
Commercial	$12,991	$13,774	$16,407	$20,815	$26,411
Commercial real estate	11,004	14,464	12,290	14,982	15,310

Total commercial	23,995	28,238	28,697	35,797	41,721
Consumer:
Direct	3,474	3,518	3,682	4,042	3,471
Indirect	1,025	2,420	1,158	655	1,087
Residential Mortgage	8,099	8,643	8,169	7,697	8,286
Loans 90 days or more past due and still accruing	11	40	324	298	201
Restructured loans	42	42	52	52	52

Total Nonperforming Loans	36,646	42,901	42,082	48,541	54,818
Other Repossessed Assets Acquired	7,118	7,946	10,303	9,673	7,592

Total Nonperforming Assets	$43,764	$50,847	$52,385	$58,214	$62,410

(1)	Changes in commercial nonperforming loans for the quarter (in millions):

Inflows	$11.2	$18.4	$22.3	$17.3	$11.7
Outflows	(15.4)	(18.9)	(29.4)	(23.2)	(25.1)

Net change	$(4.2)	$(0.5)	$(7.1)	$(5.9)	$(13.4)

Summary of Loan Loss Experience
Citizens Banking Corporation and Subsidiaries

	Quarter Ended
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(in thousands)	2005	2004	2004	2004	2004

Allowance for loan losses — beginning of period	$122,184	$122,184	$123,805	$123,703	$123,545

Less: Allowance of sold bank	—	—	(1,622)	—	—

Provision for loan losses	3,000	4,609	4,985	4,500	7,000

Charge-offs:
Commercial	2,463	1,876	3,216	3,149	5,921
Commercial real estate	678	5,754	1,763	1,918	1,151

Total commercial	3,141	7,630	4,979	5,067	7,072
Residential Mortgage	324	238	324	305	193
Direct Consumer	1,424	1,600	1,471	1,220	1,629
Indirect Consumer	2,236	2,155	1,888	1,630	1,892

Total charge-offs	7,125	11,623	8,662	8,222	10,786

Recoveries:
Commercial	1,162	5,459	2,345	2,309	2,350
Commercial real estate	707	609	339	225	432

Total commercial	1,869	6,068	2,684	2,534	2,782
Residential Mortgage	—	—	34	23	13
Direct Consumer	343	364	342	560	437
Indirect Consumer	674	582	618	707	712

Total recoveries	2,886	7,014	3,678	3,824	3,944

Net charge-offs	4,239	4,609	4,984	4,398	6,842

Allowance for loan losses — end of period	$120,945	$122,184	$122,184	$123,805	$123,703

Reserve for loan commitments — end of period	$2,596	$2,833	$2,630	$3,000	$2,757

	For the Quarter Ended March 31, 2005
		Commercial	Residential	Direct	Indirect
	Commercial	Real estate	Mortgage	Consumer	Consumer	Total

Charge-offs:
Michigan	$1,435	$48	$238	$1,021	$2,236	$4,978
Wisconsin	978	630	80	283	—	1,971
Iowa	50	—	6	120	—	176

Total charge-offs	2,463	678	324	1,424	2,236	7,125

Recoveries:
Michigan	575	588	—	286	674	2,123
Wisconsin	506	119	—	38	—	663
Iowa	81	—	—	19	—	100

Total recoveries	1,162	707	—	343	674	2,886

Net charge-offs	$1,301	$(29)	$324	$1,081	$1,562	$4,239